Exhibit 99.1

Cleartronic Appoints Two New Members to Board of Directors

BOCA RATON, FL -- (Marketwired) – January 20, 2015 -- Cleartronic, Inc. (OTCQB: CLRI), a technology holding company, today announces the appointment of Richard Lackey and Marc Moore to the Company’s board of directors.

"The addition of these two highly qualified individuals to our board is a testament to Cleartronic’s intent to accelerate the growth of the company,” states Cleartronic Chief Executive Officer Larry Reid. "I’m confident Cleartronic will benefit from the new directors’ broad business experience and shared commitment to building significant and sustainable shareholder value.”

Richard Lackey

Richard Lackey is currently founder and chairman of the Global Food Exchange™.  His expertise in emergency response management as well as the inefficiencies of markets led him, along with a world-class team of experts, to create the international organization. Mr. Lackey is a serial entrepreneur and a trader with decades of diverse experience. His unique background includes several years in international emergency medical response missions as well as nearly three decades as an active trader and fund manager in the United States and Latin America. Lackey has held eight different securities licenses spanning equity, options and futures markets. He has served as the managing director for five private funds, each of which achieved storied levels of success.

Marc Moore

Marc Moore is currently founder and CEO of Collabria, LLC, a private software development company. Prior to founding Collabria in 2008, Moore for 13 years was CEO of DTNet Group and for seven years served as CEO of Payroll Transfers, Inc. He also was an assistant vice president with both Kidder Peabody and Merrill Lynch. Mr. Moore is an honors graduate of the United States Air Force Academy and served as an Air Force Fighter pilot for eight years, flying F-4 and F-16 fighter jets. He is also one of six entrepreneurs profiled in the book; Daring Visionaries, How Entrepreneurs Build Companies, Inspire Allegiance, and Create Wealth.

About Cleartronic, Inc.

Cleartronic, Inc. is a technology holding company that creates and acquires operating subsidiaries to develop, manufacture and sell products, services and integrated systems to government agencies and business enterprises. The Company currently has two operating subsidiaries VoiceInterop, Inc. and ReadyOp communications, Inc.

VoiceInterop is a premier provider of unified communications solutions for government and enterprise environments. Our expertise as an application developer, and the original equipment manufacturer (OEM) of our patented AudioMate360 Radio IP gateway devices, provides us with unmatched flexibility for development and product delivery. Our AudioMate product line allows customers to seamlessly link a wide variety of otherwise incompatible communications devices and networks, including true two-way interoperability between radio talk groups. Our AudioMate gateways are deployed throughout the United States and internationally, providing interoperability between radios of different manufacturers, different frequencies and in differentlocations, plus extending the two way communications to laptops and smartphones using the ReadyOp DT application.

ReadyOp Communications is the leading distributor for the command and control software suite ReadyOp™ which provides government agencies, hospitals, ports and airports, first responders, schools and universities, companies and unified commands with multiple planning and communication capabilities and options in a single, secure web application. ReadyOp is designed to support daily operations, alert and response actions, special event planning, incident management and emergency response and recovery. ReadyOp also supports planning and response for the Department of Homeland Security’s Incident Command System (ICS) and the corresponding Hospital Incident Command System (HICS) for healthcare.  ReadyOp's simple, flexible interface allows users to focus on the response activities by providing multiple communications capabilities with and between responders in multiple organizations including radio interoperability.  For more information visit:   www.cleartronic.com; www.voiceinterop.com; www.readyop.com

Safe Harbor Statement

This press release may include predictions, estimates, opinions or statements that might be considered "forward-looking" under the provisions of the Private Securities Litigation Reform Act of 1995. Such statements generally can be identified by phrases such as Cleartronic or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates," or other, similar words or phrases. Similarly, statements herein that describe Cleartronic's business strategy, outlook, objectives, plans, intentions, or goals are also forward-looking statements.

All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the expectations of Cleartronic or its management. Investors should not place undue reliance on these forward-looking statements, which reflect our opinions only as of the date of this document.

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